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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 SCHEDULE 14D-9
                     SOLICITATION/RECOMMENDATION STATEMENT
                      PURSUANT TO SECTION 14(D)(4) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 11)

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                           COMMERCIAL INTERTECH CORP.
                           (NAME OF SUBJECT COMPANY)

                           COMMERCIAL INTERTECH CORP.
                      (NAME OF PERSON(S) FILING STATEMENT)

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                    COMMON SHARES, PAR VALUE $1.00 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                  201709 10 2
                       (CUSIP NUMBER OF CLASS SECURITIES)

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                          GILBERT M. MANCHESTER, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                           COMMERCIAL INTERTECH CORP.
                               1775 LOGAN AVENUE
                              YOUNGSTOWN, OH 44501

(NAME, ADDRESS  AND TELEPHONE  NUMBER OF PERSON  AUTHORIZED TO  RECEIVE NOTICES
 AND COMMUNICATIONS ON BEHALF OF THE PERSON(S) FILING STATEMENT)

                                   COPIES TO:

   STUART Z. KATZ, ESQ.     HERBERT S. WANDER, ESQ.      LEIGH B. TREVOR, ESQ.
   FRIED, FRANK, HARRIS,     KATTEN MUCHIN & ZAVIS        JONES, DAY, REAVIS &
         SHRIVER &                                               POGUE
                       525 WEST MONROE STREET-SUITE 1600
         JACOBSON        CHICAGO, ILLINOIS 60661-3693         NORTH POINT
    ONE NEW YORK PLAZA          (312) 902-5200            901 LAKESIDE AVENUE
 NEW YORK, NEW YORK 10004                                CLEVELAND, OHIO 44114
      (212) 859-8000                                         (216) 586-7247

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  This Amendment No. 11 amends and supplements the Solicitation/Recommendation
Statement on Schedule 14D-9 (as amended, the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "SEC") on July 12, 1996 by Commercial Intertech Corp., an Ohio corporation (the "Company"), relating to the offer by Opus Acquisition Corporation, a Delaware corporation ("OAC") and an indirect wholly owned subsidiary of United Dominion Industries Limited, a Canadian corporation ("United Dominion"), to purchase for cash all outstanding common shares, par value $1.00 per share (the "Common Shares"), of the Company, together with the associated preferred share purchase rights (the "Rights" and, together with the Common Shares, the "Shares"). Capitalized terms used but not defined herein have the meanings previously set forth in the Schedule 14D-9.

1. ITEM 8. ADDITIONAL INFORMATION TO BE FURNISHED

  On July 29, 1996, the Company declared a stock dividend to its shareholders of 100% of the common stock of Cuno Incorporated and, on July 30, 1996, filed a Form 10 Information Statement (the "Form 10 Information Statement") under Securities Exchange Act relating to the spin-off. A copy of the Form 10 Information Statement as filed with the SEC is attached as Exhibit 99.1 and is incorporated herein by reference.

2. ITEM 9. MATERIAL TO BE FILED AS EXHIBITS

  Item 9 is hereby amended and supplemented by adding the following exhibit:

  Exhibit 99.1 Form 10 Information Statement of Cuno Incorporated, filed with the SEC on July 30, 1996.

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                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              /s/ Gilbert M. Manchester
                                          By: _________________________________
                                              NAME:GILBERT M. MANCHESTER
                                              TITLE:VICE PRESIDENT AND GENERAL
                                              COUNSEL

Dated: July 30, 1996

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                                 EXHIBIT INDEX

 EXHIBIT NO.                           EXHIBIT
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
 Exhibit 99.1 Form 10 Information Statement of Cuno Incorporated, filed with the SEC on July 30, 1996.
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